Exhibit 3.1

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF "RIDGEWOOD ENERGY X FUND, LLC", FILED IN THIS OFFICE ON THE THIRTIETH DAY OF AUGUST, A.D. 2007, AT 1:53 O'CLOCK P.M.

CERTIFICATE OF FORMATION

OF

RIDGEWOOD ENERGY X FUND, LLC

1.	The name of the limited liability company is:

Ridgewood Energy X Fund, LLC

2.
The address of its registered office in the State of Delaware is Christiana Corporate Services, Inc., 1314 King Street, in the City of Wilmington, County of New Castle.  The name of its registered agent at such address is Christiana Corporate Services, Inc.

3.
Pursuant to Section 18-215(b) of the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq., the debts, liabilities, obligations and expenses incurred by, contracted for or otherwise existing with respect to a particular series of the Company, whether such series is now authorized and existing pursuant to the Limited Liability Company Agreement of the Company or is hereafter authorized and existing pursuant to the Limited Liability Company Agreement, shall be enforceable against the assets associated with that series thereof, and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other series thereof shall be enforceable against the assets of the such series.

    IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Ridgewood Energy X Fund, LLC this 30th day of August, 2007.

By:	/s/ Maria E. Haggerty,
Maria E. Haggerty, Authorized Person